Exhibit 99.1

       STILLWATER MINING REPORTS 2004 FOURTH QUARTER AND YEAR-END RESULTS

    BILLINGS, Mont., March 31 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) announced today its results for the fourth quarter of 2004 and for the year ended December 31, 2004.

    Highlights of 2004

     *  Record annual revenues of $447.5 million;

     * Sales to end-users of 375,000 ounces of the palladium received in the 2003 Norilsk Nickel transaction;

     *  Annual net income of $29.8 million or $0.33 per diluted share;

     * New bank credit facility, with longer repayment terms and improved rates;

     *  Safety improvement recognized by MSHA, OSHA;

     *  As-planned completion of furnace rebricking;

     *  Expansion of PGM recycling activities; and

     * Change in accounting method for amortization of capitalized mine development costs.

    For the fourth quarter of 2004, the Company reported net income of $3.4 million, or $0.04 per diluted share, on revenue of $118.1 million, compared to a net loss of $300.6 million, or $3.35 per diluted share, on revenue of $65.0 million for the fourth quarter of 2003. The Company changed its accounting method for amortizing capitalized mine development costs during the fourth quarter of 2004, resulting in additional non-cash depreciation and amortization charges in the fourth quarter of 2004 and for the year 2004. As a result of the accounting change, the Company has amended its Quarterly Reports on Form 10-Q for the first three quarters of 2004. The effect of this change in accounting method was to reduce previously reported earnings for the nine months ended September 30, 2004 by $10.2 million, or $0.12 per share (comprised of a benefit of $6.0 million attributable to the cumulative effect adjustment and a charge of $16.2 million attributable to additional amortization for the period), as compared to the $15.0 million charge to earnings originally estimated by the Company in its March 17, 2005 announcement.

    The fourth quarter 2003 results included a non-cash $390.3 million asset impairment charge ($234.3 million or $2.61 per share after tax) that reduced the carrying value of the Company's mining assets to their estimated fair value, and a non-cash charge of $70.3 million, or $0.78 per share, that reduced the carrying value of deferred tax assets to realizable value. Before the asset impairment and deferred tax asset charges, net income for the fourth quarter of 2003 was $4.0 million or $0.04 per diluted share.

    The 2004 fourth quarter operating results, compared to the fourth quarter of 2003, reflect higher revenues due to higher realized PGM prices in 2004 and a doubling in total metal sold as a result of the Company's increased PGM recycling activities and sales from the palladium inventory received in the MMC Norilsk Nickel transaction.

    For the full year 2004, the Company reported net income of $29.8 million, or $0.33 per diluted share, on revenues of $447.5 million, compared to a net loss of $323.3 million, or $4.77 per diluted share, on revenue of $255.8 million for the year 2003. The Company changed its accounting method for amortizing capitalized mine development costs in the fourth quarter of 2004 resulting in increased 2004 amortization costs. Prior to the effects of the fourth quarter 2003 asset impairment and tax valuation charges and the tax and transaction-related costs incurred in connection with the Norilsk Nickel transaction, the Company would have shown a small loss for the year 2003 of $0.2 million or less than $0.01 per diluted share. The 2003 results included non-cash charges of $390.3 million for asset impairment ($234.3 million or $3.46 per share after tax) and $70.3 million or $1.04 per share to reduce the carrying value of deferred tax assets to realizable value. The 2003 Norilsk Nickel transaction-related charges included a $16.7 million, or $0.25 per share, non-cash charge to income taxes relating to a portion of the Company's tax losses that will not be utilized because of the ownership change, and $3.0 million ($1.8 million, or $0.03 per share, net of tax) of transaction related costs.

    OPERATING RESULTS
    During the fourth quarter of 2004, the Company's mining operations produced a total of 153,000 ounces of palladium and platinum, which included 118,000 ounces of palladium and 35,000 ounces of platinum, a 4% increase compared to the fourth quarter of 2003.

    The Company's average realized prices per ounce for mine production during the fourth quarter of 2004 were $371 for palladium and $822 for platinum, compared to $351 and $675, respectively, in the fourth quarter of 2003. The Company's average combined realized price per ounce for palladium and platinum mine production during the fourth quarter of 2004 was $468 or approximately 35% above the combined market price per ounce of $346 for the same period, and was approximately 10% higher than the $424 combined price realized for mine production in the same period in 2003. Palladium realizations in both periods benefited from price floors in the Company's long-term sales agreements.

    The Company uses certain non-GAAP measures as indicators of the efficiency of its operations. Total cash costs per ounce mined on a consolidated basis incurred during the fourth quarter of 2004 were $295 per ounce compared to $287 per ounce for the same period in 2003. Total consolidated production costs per ounce incurred in the fourth quarter of 2004 were $401 as compared to $358 for the same period of 2003 due primarily to an increase in depreciation and amortization from the accounting change. These non-GAAP measures are discussed more fully in the Company's 2004 Annual Report on Form 10-K being filed today.

    For the full year 2004, the Company's mining operations produced a total of 569,000 ounces of palladium and platinum, which included 439,000 ounces of palladium and 130,000 ounces of platinum compared to 584,000 ounces for the year 2003, which included 450,000 ounces of palladium and 134,000 ounces of platinum. The Company's average realized prices per ounce for its mine production in 2004 were $376 for palladium and $839 for platinum, compared to $352 and $603, respectively, for 2003. The Company's average combined realized price per ounce of palladium and platinum mine production was $480 per ounce for 2004, or approximately 30% higher than the combined market price of $368 per ounce in 2004, and was approximately 18% higher than the $408 per ounce combined price realized in 2003 for mine production. Palladium realizations in both years benefited from price floors in the Company's long-term sales agreements.

    Total consolidated cash costs per ounce, a non-GAAP measure used as an indicator of operating efficiency, for the year 2004 were $297 compared to $283 for 2003. The higher consolidated cash costs were due to lower than expected production at the Stillwater Mine for the year and higher royalties and taxes due to higher PGM prices. Stillwater Mine's production in 2004 was adversely affected by a union strike that occurred during the third quarter. Total consolidated production costs per ounce, another non-GAAP measure, increased to $402 in 2004, compared to $354 in 2003 primarily due to an increase in royalties and taxes of $9 per ounce as a result of higher revenues, and an increase in depreciation and amortization costs of $34 per ounce primarily from the 2004 change in accounting method.

    CHAIRMAN'S COMMENTS
    Discussing the Company's 2004 results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "Our PGM mine production for 2004 of 569,000 ounces was about 50,000 ounces or 8% below that projected at the beginning of the year; approximately 25,000 ounces of this shortfall resulted from the union strike at the Stillwater Mine and an additional 25,000 ounces from a delayed ramp-up of the East Boulder Mine. However, mine productivity improved in the fourth quarter, resulting in production of 153,000 ounces of PGMs. Ramp-up of production at East Boulder to a 1,650 ore tons per day rate has been delayed to mid-2006, although we believe that advances on development during 2004 now provide greater certainty of meeting or exceeding this level of production on a sustained basis."

    He continued, "In 2004 we had record PGM sales totaling 1.1 million ounces, including mine production, recycling activities and palladium inventory sales. Sales of mine production continued under our long-term contracts with Ford, General Motors and Mitsubishi Motors and we continued to benefit from the floor prices established in those contracts. PGM recycling activity increased substantially during the year, more than doubling from 2003 levels. During 2004 the Company processed 165,000 ounces of recycled PGMs, including 99,000 ounces of platinum, 53,000 ounces of palladium and 13,000 ounces of rhodium, of which 122,000 ounces of PGMs were sold during the year. And, during the first quarter of 2004, the Company commenced sales of its palladium inventory received in the Norilsk Nickel transaction under contracts with Mitsubishi International, Daimler Chrysler and Engelhard Industries, delivering 375,000 ounces out of the 877,169 ounces of palladium inventory at an average price of $231 per ounce."

    Mr. McAllister further stated, "At the beginning of 2004 it appeared that our products would benefit from strong upward price trends for metals in general, based on exceptionally strong worldwide demand for commodity metals. The prices of palladium and platinum had strengthened along with other metals during the last half of 2003. Palladium, which had reached a low of $148 per ounce during 2003, began 2004 at $195 per ounce. Platinum, which had averaged $691 per ounce for the year 2003, began 2004 at $813 per ounce. And, during the first few months of 2004 both prices strengthened further, palladium to a high of $333 per ounce and platinum to a high of $936 per ounce, both in April."

    "Platinum sustained these improved levels, averaging $846 per ounce for the year and closing the year at $860 per ounce. But, after initial market speculation fueled by reports of switching from platinum to palladium, new applications for palladium in diesel catalysts and diminished auto company inventories, palladium fell back averaging $230 per ounce for the year and closing the year at $184 per ounce."

    "The continued strength of platinum during the year has resulted in a historic price differential between palladium and platinum that is hard to explain considering the broad substitutability of the metals in industrial applications. We have been pleased to note that there is a rapidly growing market for palladium jewelry developing, led by China and now beginning to spill over into Europe and the USA. This is an area of growth that we are helping to encourage."

    "So the marketing effort we have embarked upon for palladium is just beginning. We are continuing to follow carefully the advances of palladium in diesel catalysts, new electronic technologies, such as SED large screen television, and the advent of palladium in jewelry."

    "With the wide market price differential between platinum and palladium, we believe there is a possibility that platinum prices could weaken going forward if future consumption is driven by substitution toward palladium at the expense of platinum. As a result, the Company has hedged about half its monthly platinum mine production in the forward market by locking in pricing for the period from January 2005 through December 2006. As of December 31, 2004, a total of 143,300 ounces of anticipated platinum sales from mine production is hedged with an overall average price of about $808 per ounce," stated Mr. McAllister.

    Lastly, Mr. McAllister reported, "For the year 2005, the Company expects PGM mine production of between 550,000 ounces and 570,000 ounces, with total consolidated cash costs of approximately $315 to $320 per ounce. Production from the Stillwater Mine is expected to average 1,900 ore tons per day during 2005. Production from the East Boulder Mine is expected to average approximately 1,375 ore tons per day during the year, while by mid-2006 the mining rate is expected to reach approximately 1,650 ore tons per day. The Company's capital expenditures for 2005 are expected to be approximately $100 million. The capital budget has been increased approximately $25 million from 2004 in order to extend the developed state and infrastructure of both mines."

    ORE RESERVES
    As of December 31, 2004, the Company's total proven and probable ore reserves were 41.6 million tons with an average grade of 0.57 ounce per ton containing 23.9 million ounces of palladium and platinum at an in situ 3.6 to 1 ratio, an increase of approximately 300,000 contained ounces from ore reserves at December 31, 2003. Virtually all of this increase in ore reserves was at the East Boulder Mine where proven ore reserves almost doubled during 2004, increasing by 273,000 contained ounces due to favorable definition drilling and development activities during 2004. Ore reserves at the Stillwater Mine remained essentially unchanged.

    STILLWATER MINE
    At the Stillwater Mine, total palladium and platinum production was 112,000 ounces in the fourth quarter of 2004, up from 106,000 ounces in the fourth quarter of 2003 as a result of the higher mining rates, offset slightly by lower grades. During the quarter, a total of 219,000 tons were milled with a combined mill head grade of 0.56 ounce per ton; in the fourth quarter of 2003, the mill processed 205,000 total tons with a combined mill head grade of 0.57 ounce per ton. Total mill recovery for the fourth quarter of 2004 was 92%, compared to 91% for the same period last year. The mining rate during the fourth quarter of 2004 averaged approximately 2,380 tons per day of ore.

    For the year 2004 the mine produced a total of 405,000 ounces of palladium and platinum compared to 428,000 ounces for 2003. The lower 2004 production was the result primarily of the union strike in the third quarter of 2004.

    Turning to non-GAAP measures of operating efficiency, total cash costs per ounce for the fourth quarter of 2004 were $271 compared with $273 for the same period in 2003. Total production costs per ounce in the fourth quarter 2004 increased $26 to $360 from $334 as compared to the same period of 2003. The increase is due to the reduction in total cash costs and an increase in depreciation and amortization costs due to the accounting change.

    For the year 2004, total cash costs per ounce were $264, up from $262 for 2003 due to lower production levels as a result of the union strike and higher royalties and production taxes due to the higher PGM prices in 2004. Total consolidated production costs per ounce produced increased to $330 from $322 in 2004 as compared to 2003.

    During the fourth quarter of 2004 capital expenditures at the Stillwater Mine were $12.4 million and total capital spending for the year was $47.1 million of which $10.9 million and $43.2 million, respectively, were incurred in connection with capitalized mine development.

    At the Stillwater Mine, as of December 31, 2004, proven and probable ore reserves totaled 18.1 million tons at a grade of 0.63 ounce per ton, containing
11.4 million ounces of palladium and platinum at an in situ ratio of 3.4 to 1. Development and exploration drilling essentially replaced the contained ounces of ore reserves mined during the year.

    For 2005, the Company expects the Stillwater Mine to produce approximately 385,000 ounces of palladium and platinum from mining ore at an average rate of approximately 1,900 ore tons per day. Total cash costs are expected to be approximately $300 per ounce, while capital expenditures are expected to be approximately $60 million.

    EAST BOULDER MINE
    During the fourth quarter of 2004, the East Boulder Mine produced
41,000 ounces of palladium and platinum, essentially the same as in the fourth quarter in 2003. The mining rate averaged 1,350 ore tons per day for the fourth quarter of 2004. A total of 122,000 tons of ore were milled at the East Boulder Mine with a mill head grade of 0.38 ounce per ton in the fourth quarter of 2004, similar to the comparable quarter last year. Total mill recovery during the fourth quarter 2004 was 89%, the same as a year ago.

    For the year 2004 the East Boulder Mine produced 164,000 ounces of palladium and platinum compared to 156,000 ounces for 2003. The increase in production is the result of capital spent in ramping up ore production rates at the mine. The mine produced at an average of 1,326 ore tons per day, compared to 1,247 ore tons per day in 2003.

    In terms of non-GAAP measures of operating efficiency, total cash costs per ounce in the fourth quarter of 2004 increased 11%, to $359 compared to $322 per ounce for the same period in 2003, primarily due to benefits costs recorded in the fourth quarter of 2004. Total production costs per ounce in the fourth quarter 2004 increased to $511 from $420 for the same period of 2003 primarily due to the accounting change.

    For the year 2004, total cash costs per ounce were flat at $344 and total production costs per ounce increased to $491 from $441 per ounce in 2003 as a result of the change in accounting method for amortization.

    Capital expenditures at the mine for fourth quarter were $7.7 million and for the full year totaled $25.1 million of which $6.1 million and $19.1 million, respectively, were incurred in connection with capitalized mine development.

    During 2004, proven and probable ore reserves at the East Boulder Mine increased by 305,000 contained ounces. As of December 31, 2004, the total ore reserves at East Boulder are 23.5 million tons at a grade of 0.53 ounce per ton, containing 12.4 million ounces of palladium and platinum at an in situ ratio of
3.7 to 1. The proven and probable ore reserve increase is due to the increased underground development and diamond drilling activities during 2004, which resulted in almost doubling the proven ore reserve tonnage, increasing the average grade to 0.46 ounce per ton from 0.43 ounce per ton and adding 273,000 contained ounces of palladium and platinum. The balance of the increase was in the probable ore reserve category as both tonnage and contained ounces increased.

    At East Boulder for 2005, the mine is expected to operate at an average rate of 1,375 ore tons per day, and produce about 175,000 ounces of PGMs at an expected total cash cost of approximately $350 per ounce. Capital expenditures for 2005 are expected to be approximately $40 million.

    The rate of production at the East Boulder Mine is expected to average about the same as in 2004, but is expected to be increasing as equipment is added and new ventilation shafts are completed through the year so that by mid-2006 the mining rate is expected to be at approximately 1,650 ore tons per day. Advances in development during 2004 increase the Company's ability to reach or exceed that level of production.

    FINANCES AND LIQUIDITY
    The Company changed its accounting method for amortizing capitalized mine development costs in the fourth quarter of 2004. These mine development costs include the initial costs incurred to gain primary access to the ore reserves, plus the ongoing development costs of footwall laterals and ramps driven parallel to the reef that are used to access and provide support for the mining stopes in the reef.

    Prior to 2004, the Company amortized all such capitalized development costs at its mines over all proven and probable ore reserves at each mine. Following the asset impairment writedown at the end of 2003, the Company revisited its assumptions and estimates for amortizing capitalized mine development costs. The Company concluded to continue amortizing the cost of all of the mine development that had been placed in service through 2003 over all proven and probable ore reserves, because in management's view these remaining unamortized costs related to infrastructure that would be used for the entire life of the mine. However, for development placed in service after 2003, the Company concluded to use a shorter life, amortizing the cost of this new development over only the ore reserves in the immediate and relevant vicinity of the new development. This approach was reflected in the Company's consolidated financial statements for the first three quarters of 2004.

    Following a routine review of its filings by the Securities and Exchange Commission, the Company recently determined it would change its method of accounting for development costs as follows:

     * Unamortized costs of the shaft at the Stillwater Mine and the initial development at the East Boulder Mine will continue to be treated as life-of-mine infrastructure costs, to be amortized over total proven and probable ore reserves at each location, and

     * All ongoing development costs of footwall laterals and ramps, including similar development costs incurred before 2004, are to be amortized over the ore reserves in the immediate and relevant vicinity of the development.

    This change in accounting method required the Company to measure the effect of the change at January 1, 2004, as if the new method of amortization had been used in all prior years. The credit for the cumulative effect of the change for all years prior to 2004 of $6.0 million, is shown as the "Cumulative Effect of Accounting Change" in the Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2004. The Company also has reflected the effect of the new accounting method of amortization on the Company's quarterly financial statements for each of the first three quarters of 2004 by amending its previously filed Quarterly Reports on Form 10-Q. The Company's financial statements also include the pro forma effect of the accounting change on its 2003 and 2002 financial results.

    The effect of this change in accounting method was to reduce previously reported earnings for the nine months ended September 30, 2004 by $10.2 million, comprised of a benefit of $6.0 million attributable to the cumulative effect adjustment, and a charge of $16.2 million attributable to additional amortization for the period, as compared to the $15.0 million charge to earnings originally estimated by the Company in its March 17, 2005 announcement.

    Total revenues were $118.1 million for the fourth quarter of 2004, compared with $65.0 million for the fourth quarter of 2003. The $53.1 million increase in revenues resulted from higher realized PGM prices overall in 2004, the benefit of expanded secondary processing revenues under the Company's recycling contract, plus sales out of the 877,169-ounce palladium inventory the Company received from Norilsk Nickel in connection with its stock purchase transaction in 2003. The sales of 40,000 ounces of PGMs from recycling of catalysts generated sales revenue of $24.4 million while the sale of 110,000 ounces of the palladium inventory and associated metals contributed $31.7 million to revenue for the fourth quarter of 2004.

    For the full year 2004, revenues totaled $447.5 million, compared with $255.8 million for 2003. This 75% increase in revenues is primarily due to an increase in sales of mine production because of higher PGM prices, contributing $266.7 million, the increase in sales associated with the recycling of spent catalysts, contributing $76.4 million, and the sale of approximately 375,000 ounces of palladium inventory received in the Norilsk Nickel transaction and associated metals, contributing $104.5 million.

    Altogether, the total volume of PGMs sold increased 74% to approximately 1.1 million ounces during 2004, compared with 614,000 ounces for the same period of 2003. Palladium sales from mine production decreased to approximately 432,000 ounces during 2004 compared to 459,000 ounces in 2003. Platinum sales from mine production also decreased to approximately 125,000 ounces during 2004, compared to approximately 131,000 ounces for the same period of 2003. The 2004 decrease in sales of mine production is primarily due to the 10-day union strike at Stillwater Mine and the processing facilities during the third quarter. As already noted, this decrease in mined ounces sold was more than offset by growth in the Company's recycling activities and sales out of the palladium inventory received in the Norilsk Nickel transaction.

    Net cash provided by operating activities for the fourth quarter of 2004 was $36.8 million, compared to $10.5 million for the same period of 2003. This $26.3 million increase in cash provided from operations was primarily driven by an increase in sales out of the palladium inventory received in the Norilsk Nickel transaction and secondary reprocessing.

    For the year ended December 31, 2004, net cash provided by operating activities was $136.8 million, compared to $47.2 million for the same period of 2003. The $89.6 million increase in cash provided by operating activities was primarily due to the 375,000 ounces sold during 2004 from the palladium inventory received in the Norilsk Nickel transaction and associated metals and to changes in operating assets and liabilities, which resulted in a source of cash of $40.0 million for the year compared to $7.5 million for same period last year. The change in working capital is primarily related to a $48.6 million decrease in inventory levels attributed to the sale of a portion of the palladium inventory received from Norilsk Nickel and secondaries, offset by an increase in metal sales receivables of $14.4 million on these palladium sales.

    Capital expenditures totaled $20.9 million for the fourth quarter of 2004, which includes $17.0 million incurred in connection with capitalized mine development activities; compared to a total of $14.3 million, which included $12.7 million incurred in connection with capitalized mine development activities in the same period of 2003.

    For the year 2004, capital expenditures totaled $76.7 million, which includes $62.3 million incurred in connection with capitalized mine development activities; compared to $55.3 million, which includes $48.8 million incurred in connection with capitalized mine development activities in 2003. The increase in capital spending is mostly driven by the expansion program at the East Boulder Mine.

    During 2004, the Company entered into a new $180 million credit facility with a syndicate of financial institutions, replacing the Company's previous $250 million bank facility, as it announced previously, on August 3, 2004. The new credit facility provides for a $140 million six-year term loan facility and a $40 million five-year revolving line of credit. Amortization of the term loan facility commenced on August 31, 2004.

    As of December 31, 2004, the Company has $131.5 million outstanding under the new term facility bearing interest at a variable rate plus a margin (LIBOR plus 325 basis points, or 5.5%). During 2004, the Company obtained a letter of credit in the amount of $7.5 million provided as surety for its long-term reclamation obligation at East Boulder Mine, which reduced amounts available under the revolving credit facility to $32.5 million at December 31, 2004. Undrawn letters of credit issued under this facility as of December 31, 2004 carry an annual fee of 3.125%. The remaining amount available under the revolving credit facility bears an annual commitment fee of 0.75%

    At December 31, 2004, cash and cash equivalents were $96.1 million, and $32.5 million was available to the Company under its revolving credit facility. The Company's net working capital at December 31, 2004 was $236.4 million, compared to $154.7 million at December 31, 2003. The increase in operating capital resulted primarily from an increase in the Company's cash balance and the reclassification of part of the current portion of long-term debt as a long-term obligation. The ratio of current assets to current liabilities was 4.5 at December 31, 2004, as compared to 2.4 at December 31, 2003.

    METALS MARKET
    During the fourth quarter of 2004 palladium traded as high as $234 per ounce and as low as $178 per ounce and the average market price was $209 per ounce, while platinum traded as high as $884 per ounce and as low as $821 per ounce and the average market price was $848 per ounce.

    The combined average market price per ounce of palladium and platinum for the fourth quarter of 2004 was $346 compared to $325 for the fourth quarter of 2003. The combined average market price for the two metals for the year 2004 was $368 per ounce compared to $309 per ounce for the same period in 2003.

    Stillwater Mining Company will host its fourth quarter 2004 results conference call at 12 p.m. (noon) EST on March 31, 2005. The conference call dial-in number is (800) 611-1147 (U.S.) and (612) 332-0718 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Presentations and click on the link to the Conference Call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in number (800) 475-6701 (US) and (320) 365-3844 (International), access code 776510, through April 7, 2005.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2004 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company

                        Proven and Probable Ore Reserves*
                                December 31, 2004

                                                                      Contained
                                          Tons          Oz/Ton         Ounces
                                          (000)         Pd + Pt         (000)
                                      ------------   ------------   ------------
Stillwater Mine
    Proven Reserves                          1,971           0.65          1,279
    Probable Reserves                       16,108           0.63         10,138
        Total Stillwater Mine               18,079           0.63         11,417

East Boulder Mine
    Proven Reserves                          1,225           0.46            558
    Probable Reserves                       22,302           0.53         11,886
        Total East Boulder Mine             23,527           0.53         12,444

Total Proven and Probable                   41,606           0.57         23,861

     * In calculating ore reserves at December 31, 2004, the Company has applied the trailing 12-quarter combined average PGM market price of $357 which consists of a palladium price of $256 and platinum price of $693, compared to $428, $379 and $586, respectively at December 31, 2003.

                         Mineralized J-M Reef Material**
                                December 31, 2004

                                          Tons          Oz/Ton
                                          (000)         Pd + Pt
                                      ------------   ------------
Stillwater Mine
    Mineralized J-M Reef Material           65,000           0.52

East Boulder Mine
    Mineralized J-M- Reef Material          63,700           0.49
       Total Mineralized Material          128,700           0.51

     ** Mineralized material is defined as a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metals. Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

                                                  Three months ended       Twelve months ended
Stillwater Mining Company                             December 31,             December 31,
Key Factors (unaudited)                         -----------------------   -----------------------
OPERATING AND COST DATA FOR MINE PRODUCTION        2004         2003         2004         2003
-------------------------------------------     ----------   ----------   ----------   ----------
Consolidated:
Ounces produced (000)
Palladium                                              118          113          439          450
Platinum                                                35           34          130          134
Total                                                  153          147          569          584
Tons milled (000)                                      325          305        1,212        1,185
Mill head grade (ounce per ton)                       0.51         0.52         0.51         0.53
Sub-grade tons milled (000) (1)                         16           21           58           84
Sub-grade mill head grade
 (ounce per ton)                                      0.22         0.23         0.22         0.20
Total tons milled (000) (1)                            341          326        1,270        1,269
Combined mill head grade
 (ounce per ton)                                      0.49         0.50         0.50         0.51
Total mill recovery (%)                                 91           91           91           91
Total operating costs per ounce
 (Non-GAAP)                                     $      260   $      250   $      254   $      249
Total cash costs per ounce (Non-GAAP)
 (2), (3)                                       $      295   $      287   $      297   $      283
Total production costs per ounce
 (Non-GAAP) (2), (3)                            $      401   $      358   $      402   $      354
Total operating costs per ton milled
 (Non-GAAP)                                     $      117   $      113   $      114   $      115
Total cash costs per ton milled
 (Non-GAAP) (2), (3)                            $      132   $      130   $      133   $      130
Total production costs per ton milled
 (Non-GAAP) (2), (3)                            $      180   $      162   $      180   $      163
Stillwater Mine:
Ounces produced (000)
Palladium                                               86           81          311          328
Platinum                                                26           25           94          100
Total                                                  112          106          405          428
Tons milled (000)                                      203          184          729          730
Mill head grade (ounce per ton)                       0.58         0.61         0.59         0.62
Sub-grade tons milled (000) (1)                         16           21           58           84
Sub-grade mill head grade
 (ounce per ton)                                      0.22         0.23         0.22         0.20
Total tons milled (000) (1)                            219          205          787          814
Combined mill head grade
 (ounce per ton)                                      0.56         0.57         0.56         0.58
Total mill recovery (%)                                 92           91           92           91
Total operating costs per ounce
 (Non-GAAP)                                     $      240   $      239   $      238   $      231
Total cash costs per ounce (Non-GAAP)
 (2), (3)                                       $      271   $      273   $      264   $      262
Total production costs per ounce
 (Non-GAAP) (2), (3)                            $      360   $      334   $      330   $      322
Total operating costs per ton milled
 (Non-GAAP)                                     $      123   $      124   $      123   $      121
Total cash costs per ton milled
 (Non- GAAP) (2), (3)                           $      138   $      141   $      144   $      138
Total production costs per ton milled
 (Non-GAAP) (2), (3)                            $      184   $      173   $      181   $      169
East Boulder Mine:
Ounces produced (000)
Palladium                                               32           32          128          122
Platinum                                                 9            9           36           34
Total                                                   41           41          164          156
Tons milled (000)                                      122          121          483          455
Mill head grade (ounce per ton)                       0.38         0.39         0.39         0.39
Sub-grade tons milled (000) (1)                         --           --           --           --
Sub-grade mill head grade
 (ounce per ton)                                        --           --           --           --
Total tons milled (000) (1)                            122          121          483          455
Combined mill head grade
 (ounce per ton)                                      0.38         0.39         0.39         0.39
Total mill recovery (%)                                 89           89           88           89
Total operating costs per ounce
 (Non-GAAP)                                     $      314   $      279   $      294   $      299
Total cash costs per ounce (Non-GAAP)
 (2), (3)                                       $      359   $      322   $      344   $      343
Total production costs per ounce
 (Non-GAAP) (2), (3)                            $      511   $      420   $      491   $      441
Total operating costs per ton milled
 (Non-GAAP)                                     $      106   $       95   $      100   $      103
Total cash costs per ton milled
 (Non-GAAP) (2), (3)                            $      121   $      110   $      117   $      118
Total production costs per ton milled
 (Non-GAAP) (2), (3)                            $      173   $      143   $      167   $      151

                                                 Twelve months ended         Three months ended
Stillwater Mining Company                             December 31,               December 31,
Key Factors (continued)                         -----------------------   -----------------------
(unaudited)                                        2004         2003         2004         2003
---------------------------------------------   ----------   ----------   ----------   ----------
SALES AND PRICE DATA
Ounces sold (000)
 Mine Production:
   Palladium                                           104          111          432          459
   Platinum                                             29           32          125          131
     Total                                             133          143          557          590

Other PGM activities: (6)
   Palladium                                           125            2          418            5
   Platinum                                             26            5           77           18
   Rhodium                                               7            1           21            1
     Total                                             158            8          516           24

Average realized price per ounce (4)
 Mine Production:
   Palladium                                    $      371   $      351   $      376   $      352
   Platinum                                     $      822   $      675   $      839   $      603
    Combined (5)                                $      468   $      424   $      480   $      408

Other PGM activities:
   Palladium                                    $      209   $      205   $      231   $      216
   Platinum                                     $      833   $      690   $      817   $      666
   Rhodium                                      $    1,227   $      488   $    1,032   $      512

Average market price per ounce (4)
   Palladium                                    $      209   $      199   $      230   $      201
   Platinum                                     $      848   $      764   $      846   $      691
    Combined (5)                                $      346   $      325   $      368   $      309

     (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

     (2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead, and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, taxes other than income tax and other. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, Norilsk transaction expenses and interest income and expense are not included in total operating costs, total cash costs or total production costs.

     (3) Operating cost per ton, operating cost per ounce, cash cost per ton and cash cost per ounce, production cost per ton and production cost per ounce represent non-U.S. Generally Accepted Accounting Principles
          (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, as well as provide a meaningful basis to compare our results with those of other mining companies and other mining operating properties. See table "Reconciliation of Non-GAAP measures to cost of revenues."

     (4) The company's average realized price represents revenues which include the impact of contract floor and ceiling prices and hedging gains and losses realized on commodity instruments and exclude contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

     (5) The company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.

     (6) Ounces sold and average realized price per ounce from other PGM activities primarily relate to ounces produced from secondary processing of catalyst material and palladium received in the Norilsk Nickel transaction.

    Reconciliation of Non-GAAP measures to cost of revenues
    The company internally utilizes certain Non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period appropriately include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while cost of revenues (a GAAP measure included in the company's Consolidated Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the company has developed certain Non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

    While the company believes that these Non-GAAP measures may also be of value to outside readers, both as general indicators of the company's mining efficiency from period to period and as insight into how the company internally measures its operating performance, these Non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These Non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in cost of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to cost of revenues for each period shown is provided as part of the following tables, and a description of each Non-GAAP measure is provided below.

    Total cost of revenues: For the company on a consolidated basis, this measure is equal to consolidated cost of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the company segregates the expenses within cost of revenues that are directly associated with each of these activities and then allocates the remaining facility and inventory costs included in cost of revenues in proportion to the monthly volumes from each activity. The resulting total cost of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated cost of revenues as reported in the company's Consolidated Statement of Operations and Comprehensive Income/(Loss).

    Total Production Costs (Non-GAAP): Calculated as total cost of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This Non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. It is used by the company as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in cost of revenues, it cannot meaningfully be used to develop measures of earnings or profitability.

    When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Cash Costs (Non-GAAP): This Non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or consolidated. The company uses this measure internally as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in cost of revenues, it cannot meaningfully be used to develop measures of earnings or profitability.

    When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Operating Costs (Non-GAAP): This Non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in cost of revenues, it cannot meaningfully be used to develop measures of earnings or profitability.

    When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Key Factors (continued) (unaudited)
OPERATING AND COST DATA RECONCILIATION

                                                   Three months ended       Twelve months ended
                                                      December 31,             December 31,
(in thousands, except per ounce                 -----------------------   -----------------------
and per ton costs)                                 2004         2003         2004         2003
---------------------------------------------   ----------   ----------   ----------   ----------
Consolidated:
Total operating costs                           $   39,801   $   36,766   $  144,589   $  145,452
Total cash costs                                $   45,136   $   42,238   $  168,915   $  165,528
Total production costs                          $   61,344   $   52,653   $  228,940   $  206,570
Divided by total ounces                                153          147          569          584
Divided by total tons milled                           341          326        1,270        1,269

Total operating cost
 per ounce                                      $      260   $      250   $      254   $      249
Total cash cost per ounce                       $      295   $      287   $      297   $      283
Total production cost
 per ounce                                      $      401   $      358   $      402   $      354

Total operating cost
 per ton milled                                 $      117   $      113   $      114   $      115
Total cash cost per ton milled                  $      132   $      130   $      133   $      130
Total production cost
 per ton milled                                 $      180   $      162   $      180   $      163

Reconciliation to cost
 of revenues:
Total operating costs                           $   39,801   $   36,766   $  144,589   $  145,452
Royalties, taxes and other                           5,335        5,472       24,326       20,076
   Total cash costs                             $   45,136   $   42,238   $  168,915   $  165,528
Asset retirement costs                                 180           88          457          342
Depreciation and amortization                       16,028       10,327       59,568       40,700
   Total production costs                       $   61,344   $   52,653   $  228,940   $  206,570
Change in product inventory                         19,839       (2,716)      78,258       13,844
Costs of secondary recycling                        23,120        4,309       71,326        7,988
Secondary recycling
 depreciation                                           13           17           48           71
Add: secondary recycling
 credit                                              1,553          282        6,096          881
Loss or (gain) on sale
 of assets and other costs                              --          (11)          --           93
   Total cost of revenues                       $  105,869   $   54,534   $  384,668   $  229,447

Stillwater Mine:
Total operating costs                           $   26,807   $   25,245   $   96,382   $   98,722
Total cash costs                                $   30,281   $   28,909   $  112,464   $  111,938
Total production costs                          $   40,206   $   35,310   $  148,366   $  137,670

Divided by total ounces                                112          106          405          428
Divided by total tons milled                           219          205          787          814

Total operating cost
 per ounce                                      $      240   $      239   $      238   $      231
Total cash cost per ounce                       $      271   $      273   $      264   $      262
Total production cost
 per ounce                                      $      360   $      334   $      330   $      322

Total operating cost
 per ton milled                                 $      123   $      124   $      123   $      121
Total cash cost per ton milled                  $      138   $      141   $      144   $      138
Total production cost
 per ton milled                                 $      184   $      173   $      181   $      169

Stillwater Mining Company
Key Factors (continued) (unaudited)
OPERATING AND COST DATA RECONCILIATION (CONTINUED)

                                                   Three months ended       Twelve months ended
                                                      December 31,              December 31,
(in thousands, except per                       -----------------------   -----------------------
ounce and per ton costs)                           2004         2003         2004         2003
---------------------------------------------   ----------   ----------   ----------   ----------
Stillwater Mine (continued):
Reconciliation to cost
 of revenues:
Total operating costs                           $   26,807   $   25,245   $   96,382   $   98,722
Royalties, taxes and other                           3,474        3,664       16,082       13,216
   Total cash costs                             $   30,281   $   28,909   $  112,464   $  111,938
Asset retirement costs                                  79           72          305          280
Depreciation and amortization                        9,846        6,329       35,597       25,452
   Total production costs                       $   40,206   $   35,310   $  148,366   $  137,670
Change in product inventory                         (6,198)      (2,564)      (3,765)       6,156
Add: secondary recycling
 credit                                              1,118          204        4,267          659
Loss or (gain) on sale
 of assets and other costs                              --           (5)          --           70
   Total cost of revenues                       $   35,126   $   32,945   $  148,868   $  144,555

East Boulder Mine:
Total operating costs                           $   12,994   $   11,521   $   48,207   $   46,730
Total cash costs                                $   14,855   $   13,329   $   56,451   $   53,590
Total production costs                          $   21,138   $   17,343   $   80,574   $   68,900
Divided by total ounces                                 41           41          164          156
Divided by total tons milled                           122          121          483          455

Total operating cost per ounce                  $      314   $      279   $      294   $      299
Total cash cost per ounce                       $      359   $      322   $      344   $      343
Total production cost per ounce                 $      511   $      420   $      491   $      441

Total operating cost
 per ton milled                                 $      106   $       95   $      100   $      103
Total cash cost per ton milled                  $      121   $      110   $      117   $      118
Total production cost
 per ton milled                                 $      173   $      143   $      167   $      151

Reconciliation to cost
 of revenues:
Total operating costs                           $   12,994   $   11,521   $   48,207   $   46,730
Royalties, taxes and other                           1,861        1,808        8,244        6,860
   Total cash costs                             $   14,855   $   13,329   $   56,451   $   53,590
Asset retirement costs                                 101           16          152           62
Depreciation and amortization                        6,182        3,998       23,971       15,248
   Total production costs                       $   21,138   $   17,343   $   80,574   $   68,900
Change in product inventory                         (1,627)        (152)        (379)         960
Add: secondary recycling
 credit                                                435           78        1,829          222
Loss or (gain) on sale
 of assets and other costs                              --           (6)          --           23
   Total cost of revenues                       $   19,946   $   17,263   $   82,024   $   70,105

Other PGM activities
Reconciliation to cost
 of revenues:
Change in product inventory                     $   27,664   $       --   $   82,402   $    6,728
Secondary recycling
 depreciation                                           13           17           48           71
Costs of secondary recycling                        23,120        4,309       71,326        7,988
   Total cost of revenues                       $   50,797   $    4,326   $  153,776   $   14,787

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive
Income (Loss) (unaudited)

                                                  Three months ended       Twelve months ended
                                                      December 31,             December 31,
                                                -----------------------   -----------------------
(in thousands, except per share data)              2004         2003         2004         2003
---------------------------------------------   ----------   ----------   ----------   ----------
REVENUES
  Mine production                               $   62,002   $   60,478   $  266,684   $  240,406
  Secondary processing                              24,378        4,534       76,388        8,866
  Sales of palladium
   received in Norilsk
   Nickel transaction
   and other                                        31,682           --      104,455        6,551
       Total revenue                               118,062       65,012      447,527      255,823

COSTS AND EXPENSES Cost of metals sold:
    Mine Production                                 39,045       39,881      171,324      173,960
    Secondary Processing                            23,120        4,309       71,326        7,988
    Sales of palladium
     received in Norilsk
     Nickel transaction
     and other                                      27,664           --       82,402        6,728
       Total costs of
        metals sold                                 89,829       44,190      325,052      188,676
  Depreciation and
   amortization:
    Mine Production                                 16,027       10,327       59,568       40,700
    Secondary Processing                                13           17           48           71
       Total depreciation
        and amortization                            16,040       10,344       59,616       40,771
         Total costs
          of revenues                              105,869       54,534      384,668      229,447
General and administrative                           5,415        4,378       19,739       14,700
Loss on disposal of
 property, plant and
 equipment                                           1,698           --        3,640           --
Impairment of property,
 plant and equipment                                    --      390,295           --      390,295
Norilsk Nickel transaction
 related expenses                                       --           --           --        3,043
Restructuring costs, net                                --         (966)          --         (966)
       Total costs
        and expenses                               112,982      448,241      408,047      636,519

OPERATING INCOME (LOSS)                              5,080     (383,229)      39,480     (380,696)

OTHER INCOME (EXPENSE)
Interest income                                      1,058          187        2,218          500
Interest expense                                    (2,755)      (3,979)     (17,892)     (17,595)
INCOME (LOSS) BEFORE
 INCOME TAXES AND
 CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE                                   3,383     (387,021)      23,806     (397,791)

Income tax benefit
 (provision) before
 provision for valuation
 allowance and reduction
 of deferred tax assets                                 --      158,218           (3)     161,921
Provision for valuation
 allowance for net
 deferred tax assets                                    --      (70,304)          --      (70,304)

Reduction of deferred tax
 asset for net operating
 loss carry forwards
 resulting from ownership
 change                                                 --       (1,507)          --      (16,678)

Total income tax
 benefit (provision)                                    --       86,407           (3)      74,939

INCOME (LOSS) BEFORE
 CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE                                   3,383     (300,614)      23,803     (322,852)

CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE,
 NET OF INCOME TAX
 BENEFIT OF $0, $264                                    --           --        6,035         (408)

NET INCOME (LOSS)                                    3,383     (300,614)      29,838     (323,260)

Other comprehensive
 income (loss),
 net of tax                                         (1,956)        (157)      (4,145)         585

COMPREHENSIVE INCOME (LOSS)                     $    1,427   $ (300,771)  $   25,693   $ (322,675)

Pro-forma amounts assuming
 the new amortization is
 applied retroactively:
NET INCOME (LOSS)                                                         $   23,803   $ (241,729)

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive
Income (Loss) (Unaudited)
(Continued)

                                                  Three months ended        Twelve months ended
                                                      December 31,              December 31,
                                                -----------------------   -----------------------
(in thousands, except per share data)              2004         2003         2004         2003
---------------------------------------------   ----------   ----------   ----------   ----------
BASIC AND DILUTED EARNINGS
 PER SHARE
Income (loss) before
 cumulative effect of
 accounting change                              $    3,383   $ (300,614)  $   23,803   $ (322,852)

Cumulative effect of
 accounting change                                      --           --        6,035         (408)

Net income (loss)                               $    3,383   $ (300,614)  $   29,838   $ (323,260)

Weighted Average Common
 Shares Outstanding
  Basic                                             90,384       89,783       90,180       67,807
  Diluted                                           90,847       89,783       90,540       67,807

Basic Earnings (Loss)
 Per Share
  Income (loss) before
   cumulative effect of
   accounting change                            $     0.04   $    (3.35)  $     0.26   $    (4.76)
  Cumulative effect of
   accounting change                                    --           --         0.07        (0.01)
  Net income (loss)                             $     0.04   $    (3.35)  $     0.33   $    (4.77)

Diluted Earnings (Loss)
 Per Share
  Income (loss) before
   cumulative effect of
   accounting change                            $     0.04   $    (3.35)  $     0.26   $    (4.76)
  Cumulative effect of
   accounting change                                    --           --         0.07        (0.01)
  Net income (loss)                             $     0.04   $    (3.35)  $     0.33   $    (4.77)

Pro-forma amounts assuming
 the new amortization method
 is applied retroactively:

Basic earnings (loss) per share
  Net income (loss)                                                       $     0.26   $    (3.56)

Diluted earning (loss) per share
  Net income (loss)                                                       $     0.26   $    (3.56)

Stillwater Mining Company
Consolidated Balance Sheets (unaudited)

                                                     December 31,     December 31,
(in thousands, except share and per share amounts)       2004            2003
--------------------------------------------------   ------------    ------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                            $     96,052    $     35,661
Restricted cash equivalents                                 2,650           2,650
Investments                                                13,150          11,850
Inventories                                               159,942         202,485
Accounts receivable                                        18,186           3,777
Deferred income taxes                                       6,247           4,313
Other current assets                                        7,428           4,270
   Total current assets                                   303,655         265,006
Property, plant and equipment, net                        434,924         419,528
Other noncurrent assets                                     6,139           6,054
   Total assets                                      $    744,718    $    690,588

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                     $     15,029    $      9,781
Accrued payroll and benefits                               13,395          10,654
Property, production and franchise
 taxes payable                                              9,183           8,504
Current portion of long-term debt
 and capital lease obligations                              1,986           1,935
Portion of debt repayable upon
 liquidation of finished palladium
 in inventory                                              19,076          74,106
Fair value of derivative instruments                        4,965           1,353
Accrued restructuring costs                                   577             680
Other current liabilities                                   3,027           3,257
   Total current liabilities                               67,238         110,270
Long-term debt and capital lease
 obligations                                              143,028          85,445
Deferred income taxes                                       6,247           4,313
Other noncurrent liabilities                               15,476          11,263
   Total liabilities                                      231,989         211,291

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value,
 1,000,000 shares authorized, none issued                      --              --
Common stock, $0.01 par value,
 200,000,000 shares authorized;
 90,433,655 and 89,849,239 shares
 issued and outstanding                                       904             899
Paid-in capital                                           604,177         592,974
Accumulated Deficit                                       (83,918)       (113,756)
Accumulated other comprehensive loss                       (4,965)           (820)
Unearned compensation - restricted
 stock awards                                              (3,469)             --
   Total stockholders' equity                             512,729         479,297
   Total liabilities and
    stockholders' equity                             $    744,718    $    690,588

Stillwater Mining Company
Consolidated Statements of Cash Flows (Unaudited)

                                                 Three months ended         Twelve months ended
                                                     December 31,               December 31,
                                                -----------------------   -----------------------
(in thousands)                                     2004         2003         2004         2003
---------------------------------------------   ----------   ----------   ----------   ----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
  Net income (loss)                             $    3,383   $ (300,614)  $   29,838   $ (323,260)
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
  Depreciation and
   amortization                                     16,040       10,390       59,616       40,771
  Deferred income taxes                                 --      (86,418)          --      (74,733)
  Cumulative effect of
   accounting change                                    --           --       (6,035)         672
  Restructuring costs, net                              --         (966)          --         (966)
  Cash paid on accrued
   restructuring costs                                 (46)          (3)        (103)        (280)
  Impairment of property,
   plant and equipment                                  --      390,295           --      390,295
  Loss on disposal of
   property, plant and
   equipment                                         1,698           --        3,640           --
  Stock issued under
   employee benefit plans                            1,078        1,167        3,934        3,456
  Amortization of debt
   issuance costs                                      155          280        4,857        3,069
  Amortization of
   restricted stock
   compensation                                        385           --        1,071          670

  Changes in operating
   assets and liabilities:
    Inventories                                      9,340      (12,433)      48,578       (2,214)
    Accounts receivable                                335        1,680      (14,409)      14,870
    Accounts payable                                 2,521          (90)       5,248       (4,529)
    Restricted cash                                     --           --           --         (400)
    Other                                            1,878        7,164          605         (206)

NET CASH PROVIDED BY
 OPERATING ACTIVITIES                               36,767       10,452      136,840       47,215

CASH FLOWS FROM INVESTING
 ACTIVITIES

  Capital expenditures                             (20,943)     (14,280)     (76,739)     (55,256)
  Proceeds from sale/
   leaseback transactions                               --           --           --           --
  Proceeds from disposal
   of property, plant
   and equipment                                        24           --          238           --
  Purchases of
   investments                                     (15,550)      (4,200)     (40,650)     (18,775)
  Proceeds from sale of
   investments                                      27,650        3,800       39,350       19,875

NET CASH USED IN
 INVESTING ACTIVITIES                               (8,819)     (14,680)     (77,801)     (54,156)

CASH FLOWS FROM
 FINANCING ACTIVITIES
  Issuance of long-term
   debt                                                 --           --      140,000           --
  Payments on long-term
   debt and capital lease
   obligations                                      (8,337)        (563)    (137,544)     (59,191)
  Issuance of common stock
   related to Norilsk
   Nickel transaction (1)                               --           --           --      100,000
  Stock issuance costs
   related to Norilsk
   Nickel transaction                                   --           --           --       (9,801)
  Issuance of common
   stock, net of stock
   issue costs                                           1           91        2,734          175
  Payments for debt
   issuance costs                                       --           --       (3,838)      (1,606)
  Other                                                 --           --           --           62

NET CASH PROVIDED BY
 FINANCING ACTIVITIES                               (8,336)        (472)       1,352       29,639

CASH AND CASH EQUIVALENTS
  Net increase                                      19,612       (4,700)      60,391       22,698
  Balance at beginning
   of period                                        76,440       40,361       35,661       12,963

BALANCE AT END OF YEAR                          $   96,052   $   35,661   $   96,052   $   35,661

(1) Non-cash financing
    activities
  Fair value of common
   stock issued                                 $       --   $       --   $       --   $  248,213
  Inventory received in
   connection with the
   Norilsk Nickel
   transaction                                          --           --           --     (148,213)

  Issuance of common
   stock related to
   Norilsk Nickel
   transaction                                  $       --   $       --   $       --   $  100,000

SOURCE  Stillwater Mining Company
    -0-                             03/31/2005
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-373-8742/ /First Call Analyst: /
    /FCMN Contact: earthun@stillwatermining.com /
    /Web site:  http://www.stillwatermining.com